EXHIBIT 34.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Macquarie Leasing Pty Limited:

We have examined Macquarie Leasing Pty Limited’s (the “Company” or “Asserting Party”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions for which the Asserting Party served as servicer that are backed by lease contracts, hire purchase contracts and loan contracts in relation to motor vehicle assets that were completed on or after January 1, 2006 and that were registered with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Platform”), described in the accompanying Report on Assessment of Compliance with Regulation AB Servicing Criteria as of March 31, 2013 and for the period from October 11, 2012 to March 31, 2013, excluding the criteria which the Company has determined are not applicable to the servicing activities performed by them with respect to the Platform, as indicated in Appendix A of Management’s Report on Assessment of Compliance with Regulation AB Servicing Criteria.

As described in management’s assertion, for servicing criteria 1122(d)(3)(i)(C), the Company has engaged a vendor to perform the activities required by this servicing criteria. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to the vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s determination of its eligibility to use Interpretation 17.06.

Management has identified the individual asset-backed transactions and securities: SMART ABS Series 2012-4US Trust and SMART ABS Series 2013-1US Trust as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with the servicing criterion set forth in Item 1122(d)(3)(i)(C) of Regulation AB applicable to the Asserting Party during the period ended March 31, 2013. For criterion 1122(d)(3)(i)(C) a report to investors was not filed with the Commission as required by its rules and regulations.

PricewaterhouseCoopers, ABN 52 780 433 757

Darling Park Tower 2, 201 Sussex Street, GPO BOX 2650, SYDNEY NSW 1171

T: +61 2 8266 0000, F: +61 2 8266 9999, www.pwc.com.au

Liability limited by a scheme approved under Professional Standards Legislation.

In our opinion, except for the material noncompliance described in the preceding paragraph, management’s assertion that Macquarie Leasing Pty Limited complied with the aforementioned applicable servicing criteria as of and for the period ended March 31, 2013 for the Platform is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

June 20, 2013

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